EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.43 FOR THE THREE MONTHS ENDED JUNE 30, 2003

LITTLE ELM, TEXAS, August 19, 2003—Retractable Technologies, Inc. (AMEX:RVP) (“Retractable”), a leading maker of safety needle devices, today reported fully diluted earnings per share of $0.43 and $0.41 for the three-month and six-month periods ended June 30, 2003, respectively. For the comparable periods last year, Retractable reported losses per share of $0.22 and $0.28.

Net revenues for the three months ended June 30, 2003 were $4,437,600, a decrease of $430,034 from the same period last year. Revenues for the six-month period were $8,915,308, a decrease of $68,689 from the comparable 2002 period.

Gross profit as a percentage of net revenues, excluding the product recall and recovery in 2002, declined by 0.5 percent for the three months ended June 30, 2003 compared with the same period last year, but rose by 1.5 percent in the first six months of this year compared with the same period in 2002.

Operating expenses declined for both periods in 2003 compared with 2002 due principally to debt conversion expense of $2,319,073 in 2002. The decrease was mitigated by bonuses (which were paid in 2003 to all employees), higher labor, travel and entertainment, stock option expenses, and increased legal expenses (principally related to Retractable’s litigation with NMT).

Effective as of June 30, 2003, Retractable was added to the Russell 3000 Index, an index which measures the performance of the 3000 largest U.S. companies based on market capitalization.

Separately, on July 15, 2003, Katie Petroleum converted the remaining balance of $250,003 of its note secured by land and building into 35,714 shares of Retractable’s common stock.

Retractable has agreed to a loan proposal from 1st International Bank for $2,500,000. The proceeds from the loan will be used to pay off the remaining $475,000 of the revolving credit agreement and fund a new warehouse and related infrastructure. Payments on the new note will be interest only during construction. Upon completion, payments will be based on a 20- year amortization with a five-year maturity. The exact interest rate will be based on the balances kept on deposit with the bank. Accordingly, interest will vary from the Wall Street Journal Prime Rate (“WSJPR”) to the WSJPR plus one percent, with floors that may range from 4.25% to 6.50%. Compensating balances affecting the interest rate will range from $0 to $500,000.

For more information, refer to the Form 10-QSB for the six months ended June 30, 2003, filed with the Securities and Exchange Commission on August 14, 2003.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed to the acute care hospital market by Abbott Laboratories and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to successfully resolve its litigation with Becton Dickinson, among others; the Company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2003	December 31, 2002
	(unaudited)

ASSETS
Cash and cash equivalents	$9,302,591	$1,342,117
Accounts receivable, net	2,670,818	2,666,866
Inventories, net	4,142,827	2,779,554
Other current assets	246,843	276,524

Total current assets	16,363,079	7,065,061

Property, plant, and equipment, net	10,071,659	10,515,480
Intangible assets, net	421,345	405,641
Other assets	40,710	72,671

Total assets	$26,896,793	$18,058,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$3,132,463	$4,229,396
Current portion of long-term debt	180,997	840,899
Accrued compensation	379,382	328,717
Marketing fees payable	1,735,133	1,874,571
Accrued royalties	276,529	602,777
Other accrued liabilities	121,546	145,116

Total current liabilities	5,826,050	8,021,476

Long-term debt, net of current maturities	3,019,640	2,600,298

Stockholders’ equity
Preferred Stock $1 par value
Series A	—	1,056,000
Series I, Class B	249,400	259,400
Series II, Class B	418,500	431,000
Series III, Class B	147,745	150,745
Series IV, Class B	1,066,000	1,066,000
Series V, Class B	2,416,221	2,416,221
Common Stock, no par value	—	—
Additional paid-in capital	50,149,128	49,411,177
Accumulated deficit	(36,395,891)	(47,353,464)

Total stockholders’ equity	18,051,103	7,437,079

Total liabilities and stockholders’ equity	$26,896,793	$18,058,853

See Notes to Condensed Financial Statements in the Form 10-QSB

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended June 30, 2003	Three Months ended June 30, 2002	Six Month ended June 30, 2003	Six Months ended June 30, 2002

Sales, net	$4,437,600	$4,867,634	$8,915,308	$8,983,997

Cost of sales	3,538,758	3,856,649	6,351,193	6,530,118

Product recall and recovery	—	481,637	—	481,637

Gross profit	898,842	529,348	2,564,115	1,972,242

Operating expenses:
Sales and marketing	1,140,856	987,330	2,153,389	1,933,093
Research and development	157,436	71,071	260,230	164,572
General and administrative	1,789,654	885,948	2,920,392	1,999,227
Debt conversion expense	—	2,319,073	—	2,319,073

Total operating expenses	3,087,946	4,263,422	5,334,011	6,415,965

Loss from operations	(2,189,104)	(3,734,074)	(2,769,896)	(4,443,723)

Interest income	12,449	1,888	14,952	4,777

Interest expense	(88,042)	(139,219)	(166,994)	(301,760)

Litigation settlement, net	13,879,511	—	13,879,511	—

Net income (loss)	11,614,814	(3,871,405)	10,957,573	(4,740,706)

Preferred Stock dividend requirements	(660,246)	(498,434)	(1,326,769)	(977,163)

Net income (loss) applicable to common shareholders	$10,954,568	$(4,369,839)	$9,630,804	$(5,717,869)

Net income (loss) per share—basic	$0.53	$(0.22)	$0.47	$(0.28)

Net income (loss) per share—fully diluted	$0.43	$(0.22)	$0.41	$(0.28)

Weighted average common shares outstanding	20,516,683	20,303,433	20,419,892	20,286,350

See Notes to Condensed Financial Statements in the Form 10-QSB

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Vice President and Chief Financial Officer	Communications Director
(888)806-2626 or (972)294-1010	(508)627-3285 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com